Los Angeles Capital Management and Equity Research, Inc. and its Affiliates

Code of Ethics

Effective: July 25, 2017

Table of Contents
Introduction	1
General Principles	1
Scope of the Code	2
Persons Covered by the Code	2
Family Members of Access Persons	2
Standards of Business Conduct	2
Conflicts of Interest	2
Record of Conflicts	4

Outside Business Interests 4

Transactions with Affiliates	5
Disciplinary Events	5
Prohibited Activities	5
Gifts and Entertainment	6
Limits to Gifts and Entertainment Received by Employees	6
Limits to Gifts and Entertainment Given by Employees	6
Broker/Dealer Entertainment	7
Pre-Clearing and Reporting Gifts and Entertainment	8
Personal Trading Procedures	8
Disclosure of Personal Accounts and Security Holdings	8
Exempt Reporting Requirements	9
Restricted Securities	9
Pre-Clearance Procedures	10
Exemptions from Pre-Clearance	10
Quarterly Transaction Reports	11
Quarterly Personal Brokerage Statements	11
Confidentiality	11
Certification of Compliance with Code of Ethics	11
Administration and Enforcement of Code	12
Annual Review	12
Recordkeeping	12
Violations of the Code	12
Sanctions	12
Sanctions for Personal Trading Violations	13

Whistleblower Policy	13
Definitions	16
Pre-Clearance Matrix	Appendix A

Introduction

This Code of Ethics (“the Code”) establishes the rules of conduct for Los Angeles Capital Management and Equity Research, Inc. (“Los Angeles Capital”) and LACM Global, Ltd. (together with Los Angeles Capital “the Firm”) under Section 204 and Rule 204A-1 of the Investment Advisers Act of 1940, rule 17j-1 of the Investment Company Act of 1940, and the Financial Conduct Authority Principles for Business and Conduct of Business.

General Principles

The Firm acts as a fiduciary to its clients and/or investors (“clients”) and therefore has an affirmative duty of care, loyalty, honesty, and good faith to act in their best interests. The Firm’s personnel have an obligation to uphold these duties. At a minimum, the Firm and its employees must conduct themselves in accordance with the following principles:

1.	You must place the interests of the client before the Firm at all times;
2.	You must conduct business with integrity;
3.	You must act in a professional and ethical manner at all times;
4.	You have a duty to act with skill, competence, and diligence;
5.	You have a duty to communicate with clients in a timely and accurate manner;
6.	You must conduct all personal securities transactions in such a manner as to be consistent with the Code and to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility;
7.	You must adequately protect client assets;
8.	You must take reasonable care to organize and control the Firm’s affairs responsibly and effectively, with adequate risk management;
9.	You must adhere to the fundamental standard that investment advisory personnel not take inappropriate advantage of their positions;
10.	You must adhere to the principle that information concerning the identity of security holdings and financial circumstance of a client is confidential;
11.	Decisions affecting clients are to be made with the goal of providing suitable advice and equitable and fair treatment among clients;
12.	Communications with clients or prospective clients should be candid and fulsome. They should be true and complete and not mislead or misrepresent. This applies to all marketing and promotional materials;
13.	You must adhere to the principle that independence and objectivity in the investment decision making process is paramount; and
14.	You must report any violations of the code to Los Angeles Capital’s Chief Compliance Officer (“CCO”). If it would not be appropriate to report to the CCO, then violations should be brought to the attention of Los Angeles Capital’s General Counsel.

All employees must comply with applicable federal securities laws and Firm policies issued from time to time that are applicable to you, and, as an adviser the Firm and its employees are prohibited from the following:

1.	Employing a device, scheme or artifice that would defraud an investment advisory client;
2.	Making to a client or potential client any untrue statement of a material fact or omitting a material fact necessary in order to make the statements made not misleading;
3.	Engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon a client;
4.	Engaging in a manipulative practice with respect to a client;
5.	Engaging in any manipulative practice with respect to securities, including price manipulation, acting on or spreading false market rumors; or
6.	Making use of any information that an employee may have become aware of by virtue of his/her relationship with a client organization. Access persons may not conduct a transaction while aware of such “inside information” if the information is indeed non- public in nature and comes about through dialogue and/or interaction with an official at a publicly traded organization. (Please see the Firm’s Insider Trading Policy for further information).

Scope of the Code

Persons Covered by the Code

Every employee of the Firm is considered an access person, unless otherwise exempted by the Firm’s Approving Officers. Consultants, interns, or other temporary employees may be considered an access person depending on certain factors such as length of service, nature of duties, and access to the Firm’s information. Such persons will be notified if they are considered to be an access person.

Family Members of Access Persons

Certain family members of access persons are subject to the specific reporting requirements detailed in the Personal Trading Procedures section.

Standards of Business Conduct

Conflicts of Interest

The Firm recognises that, from time to time, a conflict of interest may arise between its own interests and those of a client(s). The Firm requires that its clients’ interests take precedence and that its access persons disregard any other relationship, arrangement, material interest or conflict of interest which may serve to influence, or appear to influence its discretionary management.

From time to time the Firm may have an interest or relationship to a transaction that either gives, or may give, rise to a conflict of interest. As a fiduciary, the Firm must not knowingly advise or deal in the exercise of discretion in relation to that transaction unless reasonable steps are taken to manage the conflict of interest to avoid impairment of a client transaction. Where the Firm faces a material conflict that it is unable to manage, this fact must be disclosed to the client(s) concerned.

All conflicts and potential conflicts of interest, including interest in a transaction, should be reported to Los Angeles Capital’s Compliance department upon hire or upon entering into any such relationship, whichever may come first. Each reported conflict will be examined by the CCO or General Counsel to determine whether the conflict would be inconsistent with the interests of the Firm and subject to the implementation of appropriate information barriers or other procedures to isolate the involved investment personnel from investment-making decisions regarding the company’s securities.

In determining whether a conflict of interest exists, the Firm must specifically take into account where it: (i) is likely to make a financial gain or avoid a financial loss at the expense of the client; (ii) has an interest in the outcome of the service provided to the client, or the transaction carried out on behalf of its client, which is distinct from the client’s interest in that outcome; (iii) carries on the same business as the client; or (iv) receives, or will receive, from a person other than the client, an inducement in relation to a service provided to the client in the form of monies, goods or services, other than the standard commission or fee for that service. The following list includes, but is not limited to, possible conflicts:

  Immediate family member is employed by a:
o	broker-dealer
o	publicly traded company
o	critical service provider (see Compliance for a full list of Critical Service Providers)
o	client
o	regulatory agency
o	investment adviser
  Employee or family member serves on the board of directors or committee of any of the above.
  Any material, beneficial ownership or interest in any of the above.
  Executorship, trusteeship, or power of attorney privileges other than with respect to a family member.

Record of Conflicts

As its principal mechanism for identifying, managing, monitoring and mitigating conflicts of interest, the Firm maintains a record of conflicts of interests, which itemizes conflicts, mitigating controls and responsibilities.

Identified material conflicts are disclosed to clients in Form ADV Part 2A.

Outside Business Interests

The Firm permits employees to maintain Outside Business Interests as long as: the Outside Business Interest does not: (i) create an actual or potential conflict of interest; (ii) interfere with their duties to the Firm and its clients; or (iii) jeopardize the business or reputation of the Firm.

Employees should not hold any part-time, or secondary position with any Outside Entity that may create an actual or potential conflict of interest with the duties the employee performs for the Firm regardless of whether the employee is compensated or not. Outside Business Interests include a wide range of endeavors, including but not limited to: employment with an unaffiliated company, acting as an independent contractor or consultant, owner of an unrelated business, and serving as a director or officer of any Outside Entity. Employees may not engage in Outside Business Interests without written approval from their Manager, the CCO, Chief Legal Officer, and the CEO. See Compliance for more information.

Notwithstanding the above, any Outside Business Interests involving investment advisory services must always be pre-cleared with the CCO prior to engaging in the activity, unless the employee acts solely in connection with the personal estate of a family member.

No Firm employee may accept an appointment as an executor, trustee, guardian, conservator, general partner or other fiduciary, or any appointment as a consultant in connection with fiduciary or active money management matters, without obtaining approval from Los Angeles

Capital’s CCO. Securities traded by you as a fiduciary will be subject to the Firm’s Personal

Trading Procedures.

Approval will be subject to the implementation of procedures to safeguard against potential conflicts of interest such as establishing information barriers, placing securities of the company on the Firm’s restricted list, or recusing yourself if the entity ever considers doing business with the Firm. Approval may be withdrawn if the Firm’s senior management concludes that withdrawal is in the Firm’s interest. Employees must provide Compliance with prompt notification any time a previously approved Outside Business Interest changes or the employee becomes aware of a conflict of interest relating to the activity. It is possible that the employee may be required to discontinue the previously approved activity.

Please notify Compliance if you are unsure of your reporting obligations.

Transactions with Affiliates

Los Angeles Capital has one affiliate, LACM Global, Ltd. that provides advisory and marketing services in Europe. Any new arrangements between the entities must be reviewed by Compliance, Legal, and Los Angeles Capital’s Board of Directors to account for any potential conflicts of interest.

Disciplinary Events

All employees are to promptly notify Los Angeles Capital’s CCO of his/her disciplinary history upon hire and in the event of notice of or commencement of any regulatory, legal, or disciplinary action even if such action relates to your prior employment. The CCO is responsible for determining whether the information is material and must be reported to regulators and/or clients.

Prohibited Activities

Employees are prohibited from all of the following activities:

  Using or sharing knowledge about pending, currently considered, or recent securities transactions for clients to profit personally, directly or indirectly, as a result of such transaction, including purchasing or selling such securities.
  Disclosing to other persons any information about a client and/or former clients, including financial circumstances, security holdings, identity (unless the client has previously consented), and any advice furnished by the Firm.
  Engaging in frequent trading of a mutual fund where the Firm serves as an adviser or sub-adviser. Frequent trading is defined as selling or repurchasing a position that was taken or sold, respectively, less than sixty days prior to the transaction. Certain mutual funds may have more restrictive frequent trading policies. The Firm maintains a list of the mutual funds for which it serves as adviser or sub-adviser.
  Engaging in day trading as it may be a potential distraction from servicing clients.
  Borrowing from clients or providers of goods or services with whom the Firm deals, except those who engage in lending in the usual course of business and then only on terms offered to others in similar circumstances, without special treatment. This prohibition does not preclude borrowing from individuals related to you by blood or marriage.
  Giving advice to clients that may be interpreted as giving legal advice. All questions in this area should be referred to Los Angeles Capital’s General Counsel. Employees should also avoid giving clients advice on tax matters, the preparation of tax returns, or investment decisions, with the exception of situations that may be appropriate in the performance of an official fiduciary or advisory responsibility, or as otherwise required in the ordinary course of your duties.

  Entering into uncovered short sales, writing uncovered options, acquiring securities in an IPO and transacting in securities offered in a hedge fund, private placement or other limited offering without prior approval from the CCO.

Gifts and Entertainment

A conflict of interest may occur when an employee’s personal interests interfere or potentially interfere with his/her responsibilities to the Firm and its clients. The overriding principle is to eliminate any conflict of interest. Accordingly, employees should not solicit, give, or accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could be viewed as overly generous, aimed at influencing decision-making, or making either party feel beholden to a person or a firm or that in any manner would conflict with the best interests of the Firm’s clients.

Limits to Gifts and Entertainment Received by Employees

No employee may receive any gift, service, or other thing valued greater than $100 (a
“Prohibited	Gift”) from any person or entity, that does or hopes to do business with the
Firm,	in aggregate within a calendar year. The receipt of cash gifts is prohibited. Los
Angeles	Capital’s CCO is authorized to make a final determination as to whether the
thing	of value should be considered a Prohibited Gift within the context of the policy
and	conflict of interest principles and may approve or deny requests to be able to
accept	any gift. An example of something that would not be considered a Prohibited
Gift	would be receipt from a sponsoring law firm that advises the Firm of a free
admission	to a legal conference sponsored by such firm.
No employee may accept extravagant or excessive entertainment from a client,
prospective	client, or any other person or entity that does or hopes to do business with
the	Firm. Employees may accept a business entertainment event, such as dinner or a
sporting	event, of reasonable value, if the person or entity providing the entertainment
(i)	is present, (ii) the entertainment is not provided as part of a quid pro quo
arrangement,	and (iii) the entertainment does not create a conflict of interest in relation
to	any client account. Employees are required to receive pre-clearance approval prior
to	accepting any entertainment from a broker/dealer.

Limits to Gifts and Entertainment Given by Employees

  No employee may give or offer to give any gift, service, or other thing valued greater than $100 in aggregate within a calendar year to existing clients, prospective clients, or any other person or entity that does or hopes to do business with the Firm, including brokers and service providers, without the prior consent of Los Angeles Capital’s Compliance department. Cash gifts are prohibited.

o	There are more restrictive rules and limitations for gifts and entertainment provided to certain state or local government plans, ERISA plans, unions and union officials, and foreign officials. Please see Compliance or Legal regarding specific gift giving limitations. Please note that for some clients or prospects entertainment and gifts may be required to be reported to a third party and could reflect unfavorably on the Firm or disqualify the Firm from being able to provide management services.
o	State and local governments increasingly limit or prohibit gifts and entertainment to the employees, officers, board members and consultants of their pension and other investing funds. Some prohibit providing anything of value, including any food, whether provided at a Firm facility or event or elsewhere, or transportation to and from airports by cab or private car. Failure to comply with these requirements by the Firm or its employees can lead to disqualification of the Firm from managing assets for the client, loss of management fees, or other penalties.
o	You must always obtain pre-approval under the procedures set out above of any proposed gift or entertainment involving an employee, officer, board member, or consultant of an existing or prospective government fund, government pension plan, ERISA plan, or union client/prospect.
o	Gifts and contributions to elected political officials and candidates for political office are covered by special rules. See the Pay to Play Policy.
No employee may provide extravagant or excessive entertainment to a client, prospective client, or any other person or entity that does or hopes to do business with the Firm. Employees may provide a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present and it is both necessary and incidental to the performance of the Firm’s business.

Broker/Dealer Entertainment

All employees are required to obtain written pre-clearance from Compliance prior to accepting any entertainment from a broker/dealer. A Broker Entertainment Pre-Clearance Form can be obtained from the Compliance department and requires the signature(s) of EACH Firm attendee/representative and an approving signature from a member of the Compliance department. Pre-clearance approval cannot be granted by the same individual seeking pre-clearance. In the event that a member of the Compliance department requires pre-clearance, signatures must be obtained from an alternate member of the department who is authorized to provide approval. All Broker Entertainment Pre-Clearance Forms must be submitted to the Compliance department in advance of the event.

Pre-Clearing and Reporting Gifts and Entertainment

Regardless of value or giver, all gifts and entertainment received are required to be reported to the Compliance department. Written notification should specify all relevant details, including the giving person or entity, the receiving person or entity, and a description of the gift or entertainment. You are advised to seek pre-approval if you are not certain whether the entertainment would be considered excessive, if you are providing a gift or entertainment to a Union or Union Official, or if you cannot judge whether a gift has a value over $100. If any unapproved gift is received, the recipient should either reject the gift, give the gift to Compliance who will return the gift to the giver, or if returning the gift would harm relations with the giver, Compliance will donate the gift to charity.

Personal Trading Procedures

Disclosure of Personal Accounts and Security Holdings

Each access person must disclose to Compliance all reportable security holdings where he/she has direct or indirect beneficial ownership within 10 days of being hired and annually thereafter. Under the SEC Rules, a person is regarded as having beneficial ownership when they can either directly or indirectly benefit economically from the account OR if the securities are held in the name of a “Related Party”:

A husband, wife, or domestic partner
A minor child
A relative or significant other sharing the same house, and
Anyone else if the access person:
o	Obtains benefits substantially equivalent to ownership of the securities
o	Can obtain ownership of the securities immediately or within 60 days, or
o	Can vote the securities

Another example of an access person having beneficial ownership includes trades in any relative’s brokerage account (not just those living in the same household) if the access person is authorized to make or direct trades AND can benefit economically from the account, regardless of whether the access person actually makes or directs the trades.

Whether you have beneficial ownership in the securities of a spouse, domestic partner, minor child, or relative or significant other sharing the same house can be rebutted only under very limited facts and circumstances. If you believe your situation is unique and therefore rebuts the presumption of beneficial ownership, you must contact the CCO for written approval.

Access persons must make sure that persons covered by this policy as described above are familiar with the requirements of this Code. A violation by such person constitutes a violation by the related access person.

If you act as a fiduciary with respect to funds and accounts managed outside of the Firm (e.g., if you act as the executor of an estate for which you make investment decisions), you will have beneficial ownership in the assets of that fund or account. Accordingly, any securities transactions you make on behalf of that fund or account will be subject to the general trading restrictions applicable to you under this Policy.

Securities of privately owned companies require pre-clearance and need to be reported on your Annual Report. If the company notifies you of their intent to go public, you must immediately notify Compliance.

All access persons must submit upon hire and annually thereafter a listing of (i) all investment accounts together with all investment accounts of the employees’ Related Parties and (ii) any directly held reportable securities. The Compliance department will review all submitted reports for accuracy and completeness, cross checking against other required documentation.

Exempt Reporting Requirements

Employees do not need to report holdings or transactions in compliance approved non-discretionary accounts where he/she has no direct or indirect influence or control, including securities held in accounts where the employee may have signed over ALL investment discretion to an adviser, broker, or other trustee. However, you are required to report the existence of the account on the Annual Report. The access person must submit acceptable proof of the account’s non-discretionary status to Compliance. If you are uncertain as to whether this exclusion applies to you, please see Compliance for further clarification.

Ownership of shares of Los Angeles Capital Management and Equity Research, Inc. allocated pursuant to periodic share offerings, investments through Los Angeles Capital’s 401(k) Profit Sharing plan, and 529 College Savings Plans are exempt from all reporting requirements.

Restricted Securities

The Firm does not allow:

  Purchases of a publicly traded client security (stock, bond, etc. Please see the Firm’s restricted list);
  Purchase of shares through an Initial Public Offering (IPO);
  Entering into an uncovered (“naked”) short sale; and
  Writing an uncovered option.

In the event that a restricted security was held prior to your employment with the Firm or prior to the addition to the Firm’s restricted list, the Firm will not require you to liquidate your position but instead require pre-clearance and reporting.

Pre-Clearance Procedures

Certain transactions must be pre-cleared in writing prior to their execution. Please see Appendix A for examples of the types of trades that require pre-clearance. A personal trade pre-clearance form can be obtained from Los Angeles Capital’s Compliance department and requires the signatures of a member of the Trading department AND a member of the Compliance department. A standard approval is valid only until the end of the trading day on which approval was granted, or such shorter time as may be specified on the approved pre-clearance form. If the trade is not executed by the end of the current trading day, the Compliance department should be notified and a new pre-clearance form would need to be completed for any subsequent trading days. Whether buying or selling, access persons may not execute any transaction that exceeds the number of shares permitted on the pre-clearance approval form, including fractional shares.

All personal trade pre-clearance forms must be submitted to the Compliance department prior to execution and are retained by Compliance.

Pre-clearance approval cannot be granted by the same individual seeking pre-clearance. In the event that a member of the Trading department or a member of the Compliance department requires pre-clearance, signatures must be obtained from an alternate member of the respective department who is authorized to provide approval.

For a summary of pre-clearance obligations please see Appendix A.

Exemptions from Pre-Clearance

  Transactions pursuant to an automatic investment plan (dividend reinvestment plans, etc.). The initial automatic investment transaction must be pre-cleared in accordance with its security type. All subsequent automatic investments are exempt from pre-clearance provided the schedule and criteria remain the same.
  Purchases effected upon the exercise of rights issued pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired.
  Non-directed acquisition or sales of securities due to corporation actions, including stock dividends, stock splits, mergers, spin offs, etc.
  Gifts of securities.
  Purchases or sales held in compliance approved non-discretionary accounts where the employee has no direct or indirect influence or control. This includes accounts where the employee has signed over-all investment discretion to an adviser, broker, or other trustee.
  Acquisition of Los Angeles Capital Management and Equity Research, Inc. shares by Access Persons pursuant to periodic share offerings.
  Subsequent investments in a limited offering where the initial investment received pre-clearance approval.

Quarterly Transaction Reports

Each employee must report to Compliance within 30 days of each calendar quarter-end all transactions in directly held reportable securities and any new investment accounts for the access person or their Related Parties. In addition employees will be required to respond to any additional requests or certifications deemed necessary by Compliance. The Compliance department will review all submitted reports for accuracy and completeness, cross checking with other required documentation.

Quarterly Personal Brokerage Statements

Employees will provide the Compliance department with investment confirms and/or duplicate copies of all statements for accounts holding reportable securities where he/she has either direct or indirect beneficial ownership AND direct/indirect influence or control. This includes the securities accounts of all Related Parties, as defined by the Code. This may include such reports as traditional brokerage accounts, IRAs, former employer 401(k)s, etc. and must reflect all activity within the account during the quarterly period under review.

Confidentiality

All reports submitted to Los Angeles Capital’s Compliance department pursuant to the Code will remain confidential, except to the extent necessary to implement and enforce the provisions of the Code or to comply with requests for information from regulatory and law enforcement agencies.

Certification of Compliance with Code of Ethics

Upon hire and annually thereafter, each employee will certify in writing that (i) he/she received, read, and understands the Code and any applicable amendments; (ii) recognizes that he/she is subject to the Code; (iii) that he/she has complied with the requirements of the Code; and (iv) that he/she has disclosed all personal securities and transactions required to be reported pursuant to the requirements of the Code.

This certification will be made within the Annual Report each year. The Compliance department will provide each employee with a current copy of the Code upon hire, request, material change, and annually for training purposes.

Administration and Enforcement of Code

Annual Review

Compliance will review the Code at least annually for its adequacy and effectiveness. Any material amendments to the Code must be approved by Los Angeles Capital’s Board of Directors and the Board of Directors of any mutual fund that Los Angeles Capital currently serves as a sub-adviser. All material amendments and updates to the list of restricted securities will be promptly communicated to Firm employees.

As a fund adviser or sub-adviser, Los Angeles Capital will provide a written annual report to the Board of Directors of each fund that describes any issues arising under the Code since the last report, including information about material violations of the Code and sanctions imposed in response. This report will also include discussion of any waivers that might be considered important by the fund’s Board of Directors and will certify that the Firm has adopted policies and procedures reasonably designed to prevent access persons from violating the Code.

Recordkeeping

All required documentation will be retained in accordance with Rule 204-2 of the Investment Advisers Act. Please see the Firm’s Books and Records policy for further information.

Violations of the Code

All Access Persons must report immediately to Compliance if they: (i) they suspect that another employee or anyone else working on behalf of the Firm has breached any of the General Principles outlined in this Code; (ii) believe that any of the Firm’s procedures are inconsistent with the Firm’s fiduciary duty or regulations; or (iii) are asked, directly or indirectly, to act in any manner inconsistent with the General Principles of the Code.

Material violations of the Code include violations that impact a client, or are egregious, malicious, or repetitive in nature. A violation may include, but is not limited to: failure to receive pre-clearance when obligated; trading in restricted securities; fraudulent misrepresentation of personal securities holdings or conflicts of interest; receipt of or gifting an excessive gift or entertainment event to a client, prospective client or any individual or entity who does business or hopes to do business with the Firm, or failing to receive pre-clearance for broker entertainment; repetitive non-material violations for the same offense; non-compliance with applicable laws, rules and regulations; fraud or illegal acts involving any of the Firm’s business; material misrepresentation in regulatory filings, internal books and records, clients records or reports; activity that is harmful to clients, including shareholders; and deviations from required controls and procedures that safeguard clients and the Firm.

Sanctions

Any violations of the Code may result in disciplinary action that Los Angeles Capital’s Board of Directors and the CCO deem appropriate, including, but not limited to, a warning, fines, disgorgement, suspension, demotion, or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

Sanctions for Personal Trading Violations

Personal trading violations, including, but not limited to, trading without the required pre-clearance or trading restricted securities may result in the immediate unwinding of the trade and a fine. If required, the amount of the fine will be determined by members of Los Angeles Capital’s Board of Directors and the CCO. It may include the disgorgement of any profits from the trade to a mutually agreed upon charity. The trade(s) may be unwound as soon as possible upon discovery and notification of the violation. Profits will be determined by the Trading department.

Whistleblower Policy

The Firm is committed to high ethical standards and compliance with the law in all of its operations and will deal with its regulators in an open and cooperative way. The Firm must disclose to regulators anything relating to the Firm of which a regulator would reasonably expect notice. The Firm believes that its employees are in the best position to provide early identification of significant issues that may arise with compliance with these standards and the law. The Firm’s policy is to create an environment in which its employees can report these issues in good faith without the fear of reprisal.

The Firm requires employees to report illegal activity or activities that are not in compliance with the Firm’s formal written policies and procedures, including the Firm’s Code of Ethics, to assist the Firm in detecting and putting an end to fraud or unlawful conduct. All such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.

The Firm expects the Whistleblower Policy to be used responsibly. If an employee believes that a policy is not being followed because it is merely being overlooked, the normal first recourse should be to bring the issue to the attention of the party charged with the operation of the policy. In most cases, an employee should be able to resolve the issue with his or her manager, or, if appropriate, another senior member of the Firm. However, instances may occur when this recourse fails or you have legitimate reason to not notify management. In such cases the Firm has established a system for employees to report illegal activities or non-compliance with the Firm’s formal policies and procedures.

An employee who has good faith belief that a violation of law or failure of compliance may occur or is occurring has a right to come forward and report under this Whistleblower Policy.

“Good faith” does not mean that a reported concern must be correct, but it does require that the reporting employee believe that he or she is fully disclosing information that is truthful.

Reports may be oral, by telephone or interview, or in writing by letter, memorandum, instant message, or e-mail. The employee making the report must identify himself or herself. The employee should also clearly identify that the report is being made pursuant to the Whistleblower Policy and in a context commensurate with the fact that the Policy is being invoked. The report should be made to the following parties, in the order shown:

  The Chief Compliance Officer, unless it would not be appropriate or that officer fails to respond;
  The General Counsel

The Chief Compliance Officer and/or General Counsel, as appropriate, will consult about the investigation as required. Depending on the nature of the matters covered by the report, an officer or manager may conduct the investigation or it may be conducted by the Chief Compliance Officer, the General Counsel, or by an external party.

The investigation will be conducted diligently by any appropriate action.

The Firm understands the importance of maintaining confidentiality of the reporting employee to make the Whistleblower right effective. Therefore, the identity of the employee making the report will be kept confidential, except to the extent that disclosure may be required by law, a governmental agency, or by self-regulatory organization, or as an essential part of completing the investigation determined by the Chief Compliance Officer or General Counsel. Any disclosure shall be limited to the minimum required. The employee making the report will be advised if confidentiality cannot be maintained.

The Chief Compliance Officer will follow up on the investigation to make sure that it is completed, that any non-compliance issues are addressed, and that no acts of retribution or retaliation occur against the person(s) reporting violations or cooperating in an investigation in good faith.

The Chief Compliance Officer or General Counsel will report to the Firm’s Board of Directors concerning the findings of any investigation they determine involved a significant non-compliance issue.

If an employee elects not to report suspected unlawful activity or a suspected violation of law to the Firm, the employee may contact the appropriate governmental authority for review and possible investigation. Nothing in any Confidentiality Agreement between an employee or former employee and the Company will be considered violated in making a report of suspected unlawful activity to a governmental authority. This includes reporting waste, fraud, or abuse related to the performance of a Government contract involving the Company to a designated investigative or law enforcement representative of a Federal department or agency authorized to receive such information (e.g., agency Office of the Inspector General). The California

Attorney General’s whistleblower hotline is 800-952-5225, the SEC’s whistleblower hotline is 202-551-4790, and the UK’s Whistleblowing Advice Line is +44 (0)20 7066 9200 or whistle@fca.org.uk.

Note that submitting a report that is known to be false is a violation of this Policy.

Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

Definitions

Access Persons – any supervised person who has access to non-public information regarding any clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of a reportable fund; or who is involved in the investment decision making process for a client, or who has access to such investment decisions for a client. Each employee of Los Angeles Capital is considered an Access Person.

Approving Officers – Chief Compliance Officer and General Counsel or Chief Compliance Officer and President.

Automatic Investment Plan – a program in which regular periodic purchases or withdrawals are made automatically in to or from investment accounts in accordance with a pre-determined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Beneficial Ownership–generally speaking, encompasses those situations where the beneficial owner has the right to enjoy some economic benefit from the ownership of the security or can obtain ownership of the securities immediately or within 60 days, or can vote or dispose of the securities. A person is normally regarded as the beneficial owner of securities held in the name of his or her spouse or minor children living in his or her household.

Closed End Fund – a fund which does not continuously offer their shares for sale, but rather, sells a fixed number of shares at one time (in an initial public offering), after which the shares typically trade on a secondary market. The price is determined by the market and may be greater or less than the shares’ net asset value.

Foreign Official - includes governmental officials, political party leaders, candidates for office, employees of state owned enterprises (such as state owned banks or pension plans), and relatives or agents of such persons if a payment is made to such relative or agent of a foreign official with the knowledge or intent that it ultimately would benefit the foreign official.

Fund – an investment company registered under the Investment Company Act of 1940.

Initial Public Offering (IPO) – an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of sections 13 and 15 of the Securities Exchange Act of 1934.

Limited Offering – an offering made to a few, select individuals that is exempt from registration under the Securities Act of 1933 (e.g., Hedge Funds, Private Placements, etc.)

Non-Discretionary Account – an account over which the access person had no direct or indirect influence or control

Outside Business Interest – any significant business interest in, or an outside position with, an entity not owned by the Firm.

Outside Entity – Any entity (including non-profits) unaffiliated with the Firm, whether publicly or privately held. This may also include unincorporated businesses or self-employment, including family or private businesses. An Outside Entity does NOT include local community organizations such as local churches, homeowners associations, clubs, or local charities.

Reportable Security – any security as defined in Section 202(a)(18) of the Act, except that it does NOT include: (i)

Direct obligations of the Government of the United States; (ii) Bankers’ acceptances, back certificates of deposit, commercial paper and high quality short term debt instruments, including repurchase agreements, (iii) shares issued by money market funds; (iv) Shares issued by open-end funds other than reportable funds (any fund in which you serve as the investment adviser); and (v) Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

Supervised Persons – directors, officers, partners or other persons occupying similar status or performing similar functions, employees of the Firm, and any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control.

Appendix A

Code of Ethics Pre-Clearance Matrix

If a security type you would like to trade is not listed below, please see Compliance for additional guidance.

Security Type

529 College-Savings Plans Bank CDs Bankers Acceptances Bonds Bonds from Issuer on List A^ Closed End Funds

(other than Mutual Funds Not on List B) Commercial Paper Direct Obligations of U.S. Government ETFs (Not on List B)^ ETFs (On List B)^ Futures High Quality, Short-Term Debt Instruments IPO Allocations

Pre-Clearance Approval

Not Required Not Required Not Required Not Required PROHIBITED*

Required Not Required Not Required Not Required Required Required Not Required PROHIBITED

Required at time of initial investment; Not required for

Limited Offerings (Hedge Funds, Privately Owned Companies, etc.) Money Market Funds Mutual Funds (Not on List B)^ Mutual Funds (On List B)^ Options on ETFs (Not on List B)^ Options on ETFs (On List B)^ Options on stocks Options on stocks (On List A)^ Options on indices Repurchase Agreements Securities issued by Los Angeles Capital all subsequent investments provided in same Limited Offering Not Required Not Required Required Not Required Required Required PROHIBITED* Not Required Not Required Not Required Required at time of initial investment or if any changes

Securities transacted pursuant to an automatic investment plan	made to the investment plan (if security is reportable); Not required for all subsequent investments provided the schedule and criteria remain the same
Securities held in a non-discretionary
account	Not Required

Stocks (Not on List A)^ Stocks (On List A)^	Required* PROHIBITED*

  List A = Restricted Securities List
  List B = Firm’s list of ETFs and Sub-Advised Mutual Funds
  Lists A and B are located at: \\lacapm\datafile\Public\Policy\Compliance\.

*If security is on either List A or List B and acquired prior to employment or addition to either list, AP will not be required to liquidate position. However, pre-clearance, reporting of trades and holdings disclosure on initial holdings report are required. See Compliance.